EXHIBIT 99.1

FOR IMMEDIATE RELEASE

[Pharmos logo] 99 Wood Avenue South, Suite 311 Iselin, NJ 08830 www.pharmoscorp.com

Pharmos Announces Results of Its Phase IIa Clinical Trial of Dexanabinol for Cognitive
Impairment in Coronary Artery Bypass Graft Patients

Results Suggest Dexanabinol Preserves Certain Executive Functions of the Brain as Measured
by the Stroop Color Word Test

Iselin, NJ, November 22, 2004--Pharmos Corp. (NASDAQ: PARS) announced today the results of its exploratory Phase IIa clinical study of dexanabinol for the attenuation of cognitive impairment in coronary artery bypass graft (CABG) patients. The primary efficacy analysis was designed to measure cognitive function. It included the Stroop Color Word (Stroop) test that measures executive function, and a battery of five computerized neuropsychological tests that measures other domains of cognition. The Stroop test indicated that the dexanabinol-treated patients had a clinically and statistically significant (p=0.01) improvement over placebo at three months post-surgery. The five computerized tests did not show a significant difference between the drug-treated and placebo-treated groups. The data showed dexanabinol was safe and well tolerated in this study, with no serious adverse events attributable to the drug.

The Stroop test is a test of selective attention and interference susceptibility. These skills have implications for the performance of everyday tasks that involve focused attention, cognitive impulse control, and decision-making, which are key components of executive function. Improvements in the Stroop test by the dexanabinol-treated patients over the placebo-treated patients may reflect a preservation of the brain’s higher cognitive functions and learning mechanisms that can be vulnerable to effects from surgery.

“The results are encouraging, and we are pleased that the trial provides supportive evidence of the neuroprotective effect of dexanabinol in the human brain.” said Haim Aviv, Ph.D., Pharmos Chairman and CEO. “We are continuing to study and analyze the data from this trial in order to crystallize our R&D plans targeting post-CABG cognitive impairment.”

The double blinded, placebo controlled, randomized trial enrolled 202 patients undergoing elective CABG surgery at six medical centers in Israel. Patients were aged 60 years or older with no clinical evidence of neurological or psychiatric symptoms and with no evidence of existing dementia. Patients were given a single dose of either 150 mg dexanabinol or placebo just before surgery. Primary and secondary efficacy parameters were assessed for each patient at six weeks and three months post-surgery and compared to baseline pre-surgery scores. The primary endpoint was the effect of dexanabinol compared to placebo on reduction of post-CABG cognitive impairment as measured by five computerized tests plus the Stroop test and analyzed by multiple analysis of variance (MANOVA). The computerized tests are electronic versions of “paper and pencil” tests used to assess cognitive performance focusing on attention and memory. The Stroop test is a test of selective attention and interference susceptibility which assesses the ability to process multiple stimuli accurately. Secondary endpoints included a cognitive index, which is a factor analysis of the raw baseline scores generated by the computerized tests, a dichotomous outcome variable which was based on the number of patients showing a decline of at least one standard deviation on any domain in the computerized tests, and the Mini Mental State Examination scores.

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MANOVA did not detect a significant difference between drug and placebo (p=0.37). The power of the MANOVA, however, was substantially reduced by incomplete test data for 39 patients at three months. Secondary endpoint analyses did not detect any significant differences between the two treatment groups at either the six week or three month postoperative time point.

A Wilcoxon univariate analysis using all available data was performed to determine the potential contribution of each test parameter. These analyses demonstrated:

•	On the Stroop test, at six weeks, there was a trend favoring the dexanabinol-treated group (p=0.07), and this difference was statistically significant at three months (p=0.01). This difference was independent of baseline level of education and whether the surgeon performed the bypass procedure with or without the assistance of a cardiac bypass pump.

•	On the five domains assessed by the computerized tests, there were no differences between groups at three months. At six weeks, a single domain, continuity of attention, differed between the two groups favoring placebo (p=0.03); however this difference was not observed at three months.

Julian Keith, Ph.D., Professor of Psychology at The University of North Carolina at Wilmington, a leader in neuropharmacology and an advisor to Pharmos, said, “Despite the small sample size, this study suggests that dexanabinol may rescue learning mechanisms that are vulnerable to bypass surgery. I have recommended that Pharmos continue the evaluation of dexanabinol for post-CABG cognitive impairment.”

The results from this trial indicate that the pre-frontal region of the brain involved in higher cognitive functions may be the most affected by CABG and that dexanabinol may preserve these functions in CABG patients. The data support refocusing patient assessment more closely on integrative or executive functions rather than on the memory aspects of cognition. Pharmos will complete the data analysis and final trial report over the next several months. Based on the results from this preliminary trial, the Company will formalize a development plan.

Dexanabinol is a synthetic non-psychotropic cannabinoid licensed from the Hebrew University of Jerusalem, which is the academic affiliation of the inventor, Dr. Raphael Mechoulam. Dr. Mechoulam is a pioneer and thought leader in the field of cannabinoid research and a long time collaborator with Pharmos.

Post-surgical cognitive impairment and traumatic brain injury (TBI) are significantly different indications. Symptoms of mild cognitive impairment are by definition subtle, whereas the massive trauma suffered as a result of a severe brain injury is life threatening. While the pathology of the two indications involves neuroinflammation and other cytotoxic processes in the brain, one cannot extrapolate results from this exploratory trial to predict the outcome of Pharmos’ pivotal Phase III trial in severe TBI which is scheduled to be unblinded around yearend.

CABG is performed in about 800,000 patients per year worldwide and 500,000 patients per year in the U.S. If other coronary surgeries are included, the patient population would be well over one million. Cognitive impairment has become a recognized neurological complication of CABG affecting 20%-40% of patients. Pre-marketing study indicated that close to 90% percent of CABG procedures in the U.S. are performed in 700 hospitals.

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Recent scientific research has increased awareness of the potential therapeutic role of agents acting on the human cannabinoid receptor systems. Pharmos is pursuing cannabinoid ligands that may be involved in the modulation of numerous neuroinflammatory diseases. Preclinical testing of these compounds has shown their potential efficacy in the treatment of chronic pain conditions and neuroinflammatory autoimmune diseases. Pharmos expects to begin clinical testing of its lead CB2-selective synthetic cannabinoid, PRS 211,375, for the treatment of pain indications in 2005.

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company’s first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other compounds from Pharmos’ proprietary synthetic cannabinoid library, primarily CB2-selective receptor agonist compounds, are being studied in pre-clinical programs targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

Contacts Pharmos U.S.: Gale Smith (732) 452-9556 Pharmos Israel: Irit Kopelov 011-972-8-940-9679	The Ruth Group, Inc. Carol Ruth (investors) (646) 536-7004 Cynthia Isaac, Ph.D. (media) (646) 536-7028

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